Exhibit 21.1

Subsidiaries of vTv Therapeutics Inc.*

Legal Name	State of Organization
vTv Therapeutics LLC	Delaware

* After giving effect to the Reorganization Transactions described under “Prospectus Summary—The Reorganization Transactions” in the accompanying prospectus.